Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Announces Underwriters’ Exercise of Over-Allotment

Option for 1,119,128 Shares in Connection with Offering of

Orthovita Common Stock

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, November 29, 2006 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, today announced that the underwriters of its common stock offering that closed on November 22, 2006 have exercised their over-allotment option with respect to the purchase of 1,119,128 additional shares of common stock at $3.25 per share. All of the shares of common stock are being offered by the Company pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

The net proceeds to the Company from the exercise of the over-allotment option will total approximately $3.4 million (after deducting underwriting commissions and estimated expenses), increasing the total net proceeds to the Company from the offering to approximately $26.5 million. The purchase of the over-allotment shares is expected to close on December 1, 2006, subject to customary closing conditions.

UBS Securities LLC acted as the sole book-running manager for the offering and First Albany Capital acted as co-manager for the offering.

Copies of the final prospectus supplement and accompanying base prospectus can be obtained from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, New York 10171. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets.

Disclosure Notice

This press release contains forward-looking statements regarding Orthovita’s future plans. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.